Exhibit 10.36

VOpCo

A Vince Operating Company

March 6, 2025 Yuji Okumura

Dear Yuji,

Following are the updated terms associated with your position at V Opco, LLC.

Effective Date: March 28, 2025

Title: Interim Chief Financial Officer of V Opco, LLC and Vince Holding Corp. (and any other subsidiary or affiliate of Vince Holding Corp., as directed by the Chief Executive Officer and/or the Board), subject to formal Board appointment.

You will be evaluated for a permanent Chief Financial Officer position based on your performance as well as needs of the business.

Reports To: Chief Executive Officer

Base Compensation: Your annual base salary while in this role will be $375,000. You will be paid on a bi-weekly basis (26 pay periods per year). This position is classified as exempt. As such, you are not eligible for overtime pay for hours worked over 40 in a week

Short-Term Incentive: You will continue to be eligible to participate in the Company’s Discretionary Annual Short-Term Incentive Plan (the “STI Plan”). The STI Plan year is the same as Vince’s fiscal year. The target bonus opportunity while in this role under this discretionary plan is 60% of your annual base salary, based upon annual performance targets established each fiscal year as approved by the Board. Anticipated timing of payout under the STI Plan, if approved, is April of the following year in which the bonus was achieved. Any bonus earned for Fiscal Year 2025 be prorated based on your prior target percentage at the start of the year and your new target percentage based on your effective date. This updated target percentage will remain in place while you remain in this capacity. You must be an active employee of the company when this is paid out in order to receive any bonus earned.

Long-Term Incentive: At the effective date, and subject to Board approval, you will be granted 5,000 restricted stock units with the same vesting terms applicable to similarly positioned executives. You will also continue to be eligible to participate in the ongoing annual Long-Term Incentive Program at the discretion of the Board. The Board will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s performance as well as market conditions and other factors

Merchandise Discount: While in this role, you and your immediate family are eligible to receive Vince’s

VIP merchandise discount of 75% off apparel and 50% off licensed merchandise in retail stores and online, beginning on the effective date of your role.

500 Fifth Avenue, 20th Floor, New York, NY 10110

Immediate family includes spouse/domestic partner and children. For your immediate family member to be eligible for the discount, you, as the Vince associate, must be present at the time of purchase or must make the purchase for the immediate family member. Discount amounts are subject to change at any time.

Clothing Allowance: While in this role, under Vince’s Clothing Allowance Policy, you are eligible to receive an allowance in the amount of $6,000 (pro-rated based on your effective date.) Your allowance will be calculated based on 75% off the retail price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. Clothing allowance is determined by your position, department’s function, and your frequency of customer-facing activity. The clothing allowance is a discretionary benefit and is subject to change with or without notice.

Severance: If your employment is terminated while in this role by the Company without “cause” (as such term is defined in the Company’s equity plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve

(12) months or until other employment is earlier secured. If you are, as of the termination date, enrolled in the Company’s medical and dental plans, then you will continue to receive medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period or, at the Company’s option, coverage under another medical and/or dental plan.

Restrictive Covenants: Notice Period Requirement

Should you voluntarily resign your employment, you shall provide the Company with a sixty (60) day working notice period. During this notice period, you agree to continue performing all the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete

During your employment in this role and for a period of twelve(12) months thereafter (should your employment terminate while in this role), you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law.

Non-solicit, Non-interference

During your employment in this role and for a period of twelve(12) months thereafter (should your employment terminate while in this role), you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of six (6) months thereafter unless such person’s employment has been terminated by the Company.

Non-disparagement

During your period of employment and thereafter, neither you nor the Company shall make any negative comments or otherwise disparage the other party or, in the case of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law: This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short-term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a "specified employee" of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six (6) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

This updated letter supersedes your original offer letter and the additional changes when you were promoted to VP, Controller. All other terms and conditions of your employment apply, as stated in your original offer letter. The employment relationship remains at-will, meaning both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause, and without prior notice.

Yuji, Congratulations! We are confident that you will continue to make significant contributions to the Company. If you agree to the employment terms listed, please sign this letter and return it via email to me at [email] as soon as possible.

Sincerely,

/s/ Brendan Hoffman 03/07/2025

Brendan Hoffman Date

Chief Executive Officer

/s/ Lee Meiner ___ 3/7/25__

Lee Meiner Date

Chief People Officer

I agree to the terms of the offer as outlined above.

/s/ Yuji Okumura_____ 3/7/2025__________

Yuji Okumura Date